Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Energy Service Acquisition Corp.
We consent to the use in this amendment No. 3 to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated April 4, 2006 (except for Notes 2, 4 and 6 as to which the date is July 18, 2006) with respect to the balance sheets of Energy Service Acquisition Corp. as of March 31, 2006, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 31, 2006 (inception) to March 31, 2006, included herein. We also consent to the reference to our firm under the heading “EXPERTS” in this Registration Statement.
/s/ Castaing, Hussey & Lolan LLC
New Iberia, Louisiana
July 19, 2006